UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
Amendment No. 1

RSP Permian, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

74978Q 105

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74978Q 105

1	Name of Reporting Person: Production Opportunities II, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: Natural Gas Partners IX, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: NGP IX Offshore Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: G.F.W. Energy IX, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: GFW IX, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person OO

CUSIP No. 74978Q 105

1	Name of Reporting Person: NGP Energy Capital Management, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person OO

CUSIP No. 74978Q 105

1	Name of Reporting Person: Natural Gas Partners VIII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: G.F.W. Energy VIII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person PN

CUSIP No. 74978Q 105

1	Name of Reporting Person: GFW VIII, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0%

12	Type of Reporting Person OO

This Amendment No. 1 amends and restates the Schedule 13G filed on February 13, 2015 in its entirety. This Amendment No. 1 is referred to herein as this “Schedule 13G.”

Item 1(a).	Name of Issuer: RSP Permian, Inc. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices: 3141 Hood Street, Suite 500 Dallas, Texas 75219

Item 2(a).

Names of Persons Filing:
This Schedule 13G is being filed by each of the following persons (each, a “Reporting Person” and together, the “Reporting Persons”):

(i)            Production Opportunities II, L.P.

(ii)           Natural Gas Partners IX, L.P.

(iii)          NGP IX Offshore Holdings, L.P.

(iv)          G.F.W. Energy IX, L.P.

(v)           GFW IX, L.L.C.

(vi)          NGP Energy Capital Management, L.L.C.

(vii)         Natural Gas Partners VIII, L.P.

(viii)        G.F.W. Energy VIII, L.P.

(ix)          GFW VIII, L.L.C.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended.

Item 2(b).

Address or Principal Business Office or, if none, Residence:
(i)                                   Production Opportunities II, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(ii)                                Natural Gas Partners IX, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(iii)                             NGP IX Offshore Holdings, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(iv)                            G.F.W. Energy IX, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(v)                               GFW IX, L.L.C.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(vi)                            NGP Energy Capital Management, L.L.C.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(vii)                         Natural Gas Partners VIII, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(viii)                      G.F.W. Energy VIII, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

(ix)                            GFW VIII, L.L.C.

5221 N. O’Connor Blvd., Suite 1100

Irving, Texas 75039

Item 2(c).

Citizenship:

(i)            Production Opportunities II, L.P.:  Delaware

(ii)           Natural Gas Partners IX, L.P.:  Delaware

(iii)          NGP IX Offshore Holdings, L.P.:  Delaware

(iv)          G.F.W. Energy IX, L.P.:  Delaware

(v)           GFW IX, L.L.C.:  Delaware

(vi)          NGP Energy Capital Management, L.L.C.:  Delaware

(vii)         Natural Gas Partners VIII, L.P.:  Delaware

(viii)        G.F.W. Energy VIII, L.P.:  Delaware

(ix)          GFW VIII, L.L.C.:  Delaware

Item 2(d).	Title of Class of Securities: Common stock, par value $0.01 per share
Item 2(e).	CUSIP Number: 74978Q 105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership:

1.	Production Opportunities II, L.P.
	a.	Amount beneficially owned: 0
	b.	Percent of class: 0%
	c.	Number of shares as to which the person has:
		i.	Sole power to vote or to direct the vote: 0

		ii.	Shared power to vote or to direct the vote: 0
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 0

2.	Natural Gas Partners IX, L.P.
	a.	Amount beneficially owned: 0
	b.	Percent of class: 0%
	c.	Number of shares as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 0
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 0

3.	NGP IX Offshore Holdings, L.P.
	a.	Amount beneficially owned: 0
	b.	Percent of class: 0%
	c.	Number of shares as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 0
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 0

4.	G.F.W. Energy IX, L.P.
	a.	Amount beneficially owned: 0
	b.	Percent of class: 0%
	c.	Number of shares as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 0
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 0

5.	GFW IX, L.L.C.
	a.	Amount beneficially owned: 0
	b.	Percent of class: 0%
	c.	Number of shares as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 0
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 0

	6.	NGP Energy Capital Management, L.L.C.
		a.	Amount beneficially owned: 0
		b.	Percent of class: 0%
		c.	Number of shares as to which the person has:
			i.	Sole power to vote or to direct the vote: 0
			ii.	Shared power to vote or to direct the vote: 0
			iii.	Sole power to dispose or to direct the disposition of: 0
			iv.	Shared power to dispose or to direct the disposition of: 0

	7.	Natural Gas Partners VIII, L.P.
		a.	Amount beneficially owned: 0
		b.	Percent of class: 0%
		c.	Number of shares as to which the person has:
			i.	Sole power to vote or to direct the vote: 0
			ii.	Shared power to vote or to direct the vote: 0
			iii.	Sole power to dispose or to direct the disposition of: 0
			iv.	Shared power to dispose or to direct the disposition of: 0

	8.	GFW VIII, L.L.C.
		a.	Amount beneficially owned: 0
		b.	Percent of class: 0%
		c.	Number of shares as to which the person has:
			i.	Sole power to vote or to direct the vote: 0
			ii.	Shared power to vote or to direct the vote: 0
			iii.	Sole power to dispose or to direct the disposition of: 0
			iv.	Shared power to dispose or to direct the disposition of: 0

	9.	G.F.W. Energy VIII, L.P.
		a.	Amount beneficially owned: 0
		b.	Percent of class: 0%
		c.	Number of shares as to which the person has:
			i.	Sole power to vote or to direct the vote: 0
			ii.	Shared power to vote or to direct the vote: 0
			iii.	Sole power to dispose or to direct the disposition of: 0
			iv.	Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class:
The Reporting Persons are no longer record holders of more than five percent of the shares of the Issuer’s common stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:

In accordance with NGP IX’s and NGP VIII’s general practice of exiting investments proportionately and in tandem, Production Opportunities II, L.P. and NGP VIII sold shares of the Issuer’s common stock in proportion to the number of such shares held by them. As such, the following entities have formed a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended:

(i)            Production Opportunities II, L.P.

(ii)           Natural Gas Partners IX, L.P.

(iii)          NGP IX Offshore Holdings, L.P.

(iv)          G.F.W. Energy IX, L.P.

(v)           GFW IX, L.L.C.

(vi)          NGP Energy Capital Management, L.L.C.

(vii)         Natural Gas Partners VIII, L.P.

(viii)        G.F.W. Energy VIII, L.P.

(ix)          GFW VIII, L.L.C.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certifications:
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016	PRODUCTION OPPORTUNITIES II, L.P.

By: Production Opportunities GP, L.L.C.,
its general partner

	By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

NATURAL GAS PARTNERS IX, L.P.

By: G.F.W. Energy IX, L.P., its general partner

By: GFW IX, L.L.C., its general partner

	By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

NGP IX OFFSHORE HOLDINGS, L.P.

By: G.F.W. Energy IX, L.P., its general partner

By: GFW IX, L.L.C., its general partner

	By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

G.F.W. ENERGY IX, L.P.

By: GFW IX, L.L.C., its general partner

	By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

[Signature Page — Schedule 13G]

GFW IX, L.L.C.

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

NGP ENERGY CAPITAL MANAGEMENT, L.L.C.

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

NATURAL GAS PARTNERS VIII, L.P.

By: G.F.W. Energy VIII, L.P., its general partner

By: GFW VIII, L.L.C., its general partner

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

G.F.W. ENERGY VIII, L.P.

By: GFW VIII, L.L.C., its general partner

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

GFW VIII, L.L.C.

By:	/s/ James E. Mutrie
Name: James E. Mutrie
Title: Attorney-in-Fact

[Signature Page — Schedule 13G]

EXHIBIT INDEX

Exhibit Number	Description
24.1	Power of Attorney for Production Opportunities II, L.P., dated February 13, 2015 (incorporated by reference to Exhibit 24.1 to the Schedule 13G filed by the Reporting Persons on February 13, 2015).
24.2	Power of Attorney for GFW IX, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 24.2 to the Schedule 13G filed by the Reporting Persons on February 13, 2015).
24.3

Power of Attorney for NGP Energy Capital Management, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 24.3 to the Schedule 13G filed by the Reporting Persons on February 13, 2015).

24.4	Power of Attorney for GFW VIII, L.L.C., dated February 13, 2015 (incorporated by reference to Exhibit 24.5 to the Schedule 13G filed by the Reporting Persons on February 13, 2015).
99.1

Joint Filing Agreement among the parties regarding filing of Schedule 13G, dated February 13, 2015 (incorporated by reference to Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons on February 13, 2015).